Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2007, relating to the combined balance sheets of the Combined Predecessor Entities, as defined in Note 1 to the combine financial statements, as of December 31, 2006, and the related consolidated combined statements of operations, cash flows and changes in owners’ equity for each of the two years in the period ended December 31, 2006 and for the period from October 20, 2003 (date of inception) to December 31, 2006, which are incorporated in this Registration Statement by reference.

/s/ UHY LLP

Houston, Texas
May 22, 2008